United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: August 1, 2002

SBC COMMUNICATIONS INC.

A Delaware Corporation

Commission File No. 1-8610

IRS Employer No. 43-1301883

175 E. Houston, San Antonio, Texas 78205

Telephone Number (210) 821-4105

Item 5. Other Events

Throughout this document, SBC Communications Inc. is referred to as “we” or “SBC”. We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireline and wireless telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

PRESS RELEASE

Our press release included the following information:

We announced on July 23, 2002 that second-quarter reported earnings were $0.55 per diluted share, compared with $0.61 per share in the second quarter of 2001. Second-quarter reported net income was $1.8 billion, compared with $2.1 billion in the second quarter of 2001.

We also view our results before reflecting the effect of items our management considers to be special in nature. Reported net income for the second quarter of 2002 includes the following three special items: (1) after-tax charges of $220 million for severance and related costs from domestic and international force-reduction programs; (2) additional reserves of $84 million, after tax, recorded as a result of WorldCom Inc.’s bankruptcy filing; and (3) an after-tax gain of $118 million from the repurchase by Bell Canada Holdings Inc. of a portion of SBC’s interest in Bell Canada Holdings Inc. Reported net income for the second quarter of 2001 excluded three special items: (1) after-tax pension settlement gains of $189 million related to a voluntary retirement program; (2) an after-tax charge of $261 million related to valuation adjustments of Williams Communications Group Inc. and certain other cost investments; and (3) an after-tax gain of $78 million from a reduction of a bad debt allowance of on a note receivable related to the sale of SBC Ameritech’s SecurityLink business. For purposes of management, we also include the proportional results of Cingular Wireless (Cingular). We refer to these results, reflecting special items and the proportional results of Cingular, as “normalized”.

Second-quarter normalized earnings were $0.61 per diluted share, compared with $0.61 in the year-ago quarter. Second-quarter normalized net income before one-time items was $2.0 billion, compared with $2.1 billion in the second quarter a year ago.

Implementation of FAS 142, which changes how companies account for amortization of goodwill and certain other intangibles, added $0.03 to earnings per share for the quarter on both a reported and normalized basis.

Second-quarter normalized revenues totaled $13.1 billion, compared with $13.6 billion in the year-ago period.

Revenue in the second quarter of 2002 was lower than the corresponding period of 2001 primarily due to the continued sluggish U.S. economy, regulatory uncertainty and increasing competition in both the wireline and wireless markets. SBC expects an environment of continued competitive pressure combined with a weak economy in the short term. SBC believes that its current strategies will strengthen the company’s ability to grow once external and regulatory conditions improve.

SBC expects 2002 capital expenditures, excluding Cingular, to be less than $8.0 billion.

Short-Term/Long-Term Debt Reclassification

SBC is also revising its March 31, 2002 and June 30, 2002 balance sheets to correct the inadvertent classification of $750 million of debt maturing within one year as long-term debt. This $750 million of debt matures in February 2003 and should have been classified as debt maturing within one year on the March 31, 2002 and June 30, 2002 balance sheets. In each instance, the total debt of the Company remains the same.

The revised line items of the balance sheets are:

March 31, 2002	June 30, 2002
Debt maturing within one year	$9,239	$7,742
Total current liabilities	$21,823	$20,785
Long-Term Debt	$18,312	$18,057

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SBC Communications Inc.
/s/ Randall Stephenson
Randall Stephenson
Senior Executive Vice President
and Chief Financial Officer

August 1, 2002